PLAN OF MERGER OF
                    MILLER TRUCKING CO., INC.
                               INTO
                  MILLER CONTRACT DRILLING, INC.

The undersigned corporations, in accordance with Section 48-902 of the Tennessee General Corporation Act, hereby adopt the following Plan of
Merger:

    ARTICLE 1. The parties hereto agree to effect this Merger.

    ARTICLE 2. The corporation to survive the Merger is Miller Contract
               Drilling, Inc., a Tennessee corporation, which shall continue under the same name.

    ARTICLE 3. The parties to this Plan of Merger are Miller Trucking Co.,
               Inc. (hereafter "Trucking") and Miller Contract Drilling, Inc., (hereafter "Drilling"), both incorporated in the State of Tennessee.

    ARTICLE 4. No amendment to the charter of the surviving corporation is to be effected as part of the Merger.

    ARTICLE 5. The total number of shares of stock of all classes which the parties hereto have authority to issue is as follows:
                                                                No. Shares
                                           No. Shares          Issued & Out
Corporation         Class of Stock         Authorized            Standing
Drilling      Common (without par value)      1,000                 625
Trucking      Common (without par value)      1,000                 500

    ARTICLE 6. The manner and basis of exchanging and converting the issued stock of Trucking is as follows: ten shares of issued and outstanding Common Stock (without par value) of Trucking shall be converted into one share of Common Stock (without par value) of Drilling. Upon the surrender of certificates representing shares of Trucking stock by holders thereof, certificates for a proportionate number of Drilling shares shall be issued in exchange by Drilling. Shares of Drilling Common Stock (without par value) outstanding at the date of this Merger shall not be converted or exchanged but shall remain outstanding as shares of Common Stock (without par value) of the surviving corporation.


    ARTICLE 7. The principal offices of Trucking and Drilling
               are located in Livingston, Tennessee. Neither party to the merger owns property the title to which could b affected by the recording of an instrument among the land records.

    ARTICLE 8. This Plan of Merger was duly adopted and approved by the
               Stockholders of Trucking and Drilling, respectively, in each case by Written Consent of all Stockholders in lieu of a Special Meeting, dated October 28, 1983, in the manner and by the vote required by the laws of the State of Tennessee.

    ARTICLE 9. The Plan of Merger is as follows:

    9.1 The Articles of Incorporation of Drilling, as in effect on the effective date of the merger, shall continue in full force and effect as the Articles of Incorporation of Drilling and shall not be changed or amended by the Merger.

    9.2 Drilling reserves the right and power, after the effective date of the Merger, to alter, amend, change, or repeal any of the provisions contained in its Articles of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred on officers, directors or stockholders herein are subject to this reservation.

    9.3 The By-Laws of Drilling, as such By-Laws exist on the effective date of the Merger, shall remain and be the By-Laws of Drilling until altered, amended or repealed, or until new By-Laws shall be adopted in accordance with the provisions thereof, the Articles of Incorporation, or in the manner permitted by the applicable provisions of law.

    9.4 The sole Director of Drilling as of the effective date of the Merger shall continue in office until the next Annual Meeting of the Stockholders of Drilling. The number of Directors of Drilling shall continue to be one and shall be the following person: Deloy Miller.

         The following officers of Drilling immediately prior to the effective date of the Merger shall continue in office after the effective date of the Merger and until the next Annual Meeting of the Board of Directors of Drilling:

         Deloy Miller - President and Treasurer
         David E. Wright - Secretary


    9.5 Ten shares of issued and outstanding Common Stock (without par value) of Trucking shall be converted into one share of Common Stock (without par value) of Drilling. Upon the surrender of certificates representing shares of Trucking stock by holders thereof, certificates for a proportionate number of Drilling shares shall be issued in exchange by Drilling. Shares of Drilling Common Stock (without par value) outstanding at the date of this Merger shall not be converted or exchanged but shall remain outstanding as shares of Common Stock (without par value) of the surviving.

    9.6 On the effective date of the Merger, the separate existence of Trucking shall cease (except to the extent continued by statute), and all of its property, rights, privileges, and franchises, of whatsoever nature and description, shall he transferred to, vest in, and devolve upon the surviving corporation, without further act or deed. Confirmatory deeds, assignments or other like instruments, when deemed desirable by Drilling to evidence such transfer, vesting or devolution of any property, right, privilege or franchise, shall at any time, or from time to time, be made and delivered in the name of Trucking by the last acting officers of the surviving corporation.

    9.7 The effective date of the Merger shall be at 12:01 a.m., November 1, 1983.

                        MILLER CONTRACT DRILLING INC.

                        By:/s/Deloy Miller, President

                        MILLER TRUCKING CO., INC.


                        By:/s/Deloy Miller, President

      I, GENTRY CROWELL, Secretary of State, do hereby certify that the ARTICLES OF MERGER and PLAN OF MERGER by and between MILLER CONTRACT DRILLING, INC., a Tennessee Corporation and MILLER TRUCKING CO., INC., a Tennessee Corporation, Merging into a Single Corporation, MILLER CONTRACT DRILLING, INC., a Tennessee Corporation, as the Surviving and Continuing Corporation, with certificate attached, the foregoing of which is a true copy, was this day registered and certified to by me. This the 31st day of October, 1983.

                           GENTRY CROWELL
                           SECRETARY OF STATE
                           FEE: $50.00